STOCK PURCHASE AGREEMENT



                          between


          CASE, POMEROY & COMPANY, INC., as Seller

                            and

           HOMESTAKE MINING COMPANY, as Purchaser

                 Dated as of June 28, 2000

                     TABLE OF CONTENTS

                                                        Page


1.   Sale and Purchase                                     1
     1.1  Sale and Purchase of the Shares                  1
     1.2  Closing                                          1
     1.3  Purchase Price Adjustment                        2
     1.4  Post-Effective Date Distributions and Payments   3
     1.5  Certain Pre-Closing Actions                      5

2.   Representations and Warranties of the Seller          6
     2.1  Corporate Status and Authority                   6
     2.2  No Conflicts; Consents and Approvals, etc.       7
     2.3  Corporate Status of the Company                  7
     2.4  The Shares                                       8
     2.5  Financial Statements                             8
     2.6  Absence of Undisclosed Liabilities               8
     2.7  Real Property; Assets                            9
     2.8  Contracts                                        9
     2.9  Employees and Benefits                          10
     2.10 Violations of Law                               11
     2.11 Litigation                                      11
     2.12 Taxes                                           11
     2.13 Absence of Changes                              12
     2.14 Environmental Compliance                        13
     2.15 Intellectual Property                           14
     2.16 Affiliate Transactions                          14
     2.17 Brokers                                         14
     2.18 Insurance                                       14
     2.19 Accounts; Safe Deposit Boxes; Powers of Attorney;
          Officers and Directors                          14
     2.20 Private Offering                                15

3.   Representations and Warranties of the Purchaser      15
     3.1  Corporate Status and Authority                  15

     3.2  No Conflicts; Consents and Approvals, etc.      15
     3.3  Financial Ability to Perform                    16
     3.4  Litigation                                      16
     3.5  Purchase for Investment                         16
     3.6  Brokers                                         16
     3.7  SEC Documents                                   16
     3.8  Private Offering                                17

4.   Covenants                                            17
     4.1  Satisfaction of Closing Conditions              17
     4.2  Conduct of Business, etc.                       17
     4.3  Access and Information                          19
     4.4  Tax Matters                                     19
     4.5  Supplements to Disclosures                      25
     4.6  Certain Securities Laws Matters                 26
     4.7  Publicity                                       29
     4.8  Intercompany Accounts                           29
     4.9  Confidentiality                                 30
     4.10 Resignations                                    30
     4.11 Other Transactions                              30
     4.12 Notice                                          31
     4.13 Gold Loan and Credit Facility                   31
     4.14 Section 16(b)                                   31
     4.15 Guarantees and Letter of Credit                 31
     4.16 Post-Closing Cooperation                        32
     4.17 Records                                         32
     4.18 Confidentiality Agreements                      33
     4.19 Insurance Claims                                33

5.   Conditions Precedent                                 33
     5.1  General                                         33
     5.2  Conditions to Obligations of Both Parties       33
          5.2.1 HSR Act                                   33
          5.2.2 Consents                                  33

          5.2.3 No Injunction                             34
     5.3  Conditions to Obligations of the Seller         34
          5.3.1 Representations and Warranties of the
                  Purchaser                               34
          5.3.2 Officer's Certificate                     34
          5.3.3 Opinion of Counsel                        34
          5.3.4 Shareholder Agreement                     34
     5.4  Conditions to Obligations of the Purchaser      34
          5.4.1 Representations and Warranties of the
                  Seller                                  34
          5.4.2 Officer's Certificate                     35
          5.4.3 Opinion of Counsel                        35
          5.4.4 Resignations                              35
          5.4.5 Material Adverse Change                   35
          5.4.6 FIRPTA Certificate                        35
          5.4.7 Section 1.5                               35
          5.4.8 Right of First Refusal                    35

6.   Indemnification                                      35
     6.1  Survival of Representations and Warranties      35
     6.2  Indemnification                                 36
          6.2.1 By the Seller                             36
          6.2.2 By the Purchaser                          37
          6.2.3 Indemnification Procedures                38
          6.2.4 Tax Treatment of Indemnity Payment        39
          6.2.5 Exclusivity of Indemnification Provision  39

7.   General Provisions                                   40
     7.1  Modification; Waiver                            40
     7.2  Entire Agreement                                40
     7.3  Certain Limitations                             40
     7.4  Termination                                     41
     7.5  Expenses                                        42
     7.6  Further Actions                                 42
     7.7  Post-Closing Access                             42
     7.8  Notices                                         42

     7.9  Assignment                                      43
     7.10 No Third Party Beneficiaries                    44
     7.11 Counterparts                                    44
     7.12 Interpretation                                  44
     7.13 Severability                                    44
     7.14 Governing Law                                   44
     7.15 Consent to Jurisdiction, etc.                   44
     7.16 Waiver of Punitive and Other Damages and Jury
            Trial                                         45




                         SCHEDULES

Schedule 1.3   Methodology
Schedule 4.15  Guarantees and Letter of Credit
Schedule 5.2.2 Consents


                          EXHIBITS

Exhibit A      Form of Common Operation Balance Sheet
Exhibit B      Opinion of Cravath, Swaine & Moore, counsel
               for the Purchaser
Exhibit C      Opinion of Debevoise & Plimpton, counsel for
               the Seller

          STOCK PURCHASE AGREEMENT, dated as of June 28, 2000, between Case, Pomeroy & Company, Inc., a Delaware corporation (the "SELLER"), and Homestake Mining Company, a Delaware corporation (the "PURCHASER"), for the purchase and sale of all of the shares of outstanding capital stock of Bargold Corporation, a Delaware corporation ("BARGOLD" or the "COMPANY").

          WHEREAS, the Seller owns all of the outstanding capital stock (the "SHARES") of the Company; and

          WHEREAS, the Seller wishes to sell the Shares to the Purchaser and the Purchaser wishes to purchase the Shares.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.   Sale and Purchase.

          1.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2), the Seller will sell, and the Purchaser will purchase, the Shares for a total purchase price of $42,899,250 (the "PURCHASE PRICE"), payable as set forth below in
Section 1.2 and subject to adjustment as provided in Section 1.3.

          1.2 Closing. The closing of the sale and purchase of the Shares (the "CLOSING") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on the date on or after July 1, 2000 that is two business days after the date on which all of the conditions set forth in Section 5 have been satisfied (or to the extent permitted, waived by the party entitled to the benefit), or at such other date, place and time as the parties shall have agreed to in writing. The date on which the Closing shall occur is hereinafter referred to as the "CLOSING DATE." At the
Closing:

          (a) the Seller will deliver to the Purchaser stock certificates representing the Shares, endorsed or accompanied by stock powers in favor of the Purchaser, and accompanied by all requisite stock transfer stamps; and


          (b) the Purchaser will deliver to the Seller: (i) a certificate or certificates evidencing 2,600,000 shares of Common Stock of the Purchaser, par value $1.00 per share (the
     "PURCHASER COMMON STOCK"), subject to adjustment in the event that, between the date hereof and the Closing Date, there is any stock split or reverse stock split with respect to the Purchaser Common Stock (the "COMMON STOCK CONSIDERATION"), registered in the name of the Seller; and
     (ii) by wire transfer of immediately available funds to a previously designated account of the Seller an amount in cash equal to the sum of (x) (A) the Purchase Price less
     (B) the cash value of the Common Stock Consideration (calculated using the average of the closing prices per share of Purchaser Common Stock, as reported on the New York Stock Exchange Composite Tape, for the five trading days ending with the second trading day prior to (but excluding) the Closing Date) (the "CASH CONSIDERATION") plus (y) six percent simple interest on the Cash Consideration from and including the Effective Date (as defined in Section 1.4) to but excluding the Closing Date.

          1.3 Purchase Price Adjustment. (a) Prior to the Closing, the parties jointly will request, pursuant to
Section 8.01(s) of the Operating Agreement (as defined in
Section 1.3(d)), that Round Mountain Gold Corporation (the "OPERATOR") (i) prepare an unaudited consolidated balance sheet with accompanying cost ledger trial balance for the Common Operation (as defined in Section 1.3(d)) as of the close of business on June 30, 2000 (the "JUNE 30 BALANCE SHEET") using the same accounting principles consistently applied in the preparation of previous Common Operation balance sheets (as evidenced by the unaudited consolidated balance sheet and accompanying cost ledger trial balance, in each case as of March 31, 2000, attached hereto as Exhibit A), and (ii) deliver to the parties the June 30 Balance Sheet as promptly as practicable thereafter. The June 30 Balance Sheet shall form the basis for the calculation by the Seller, subject to review and agreement by the Purchaser, of Adjusted Working Capital (as defined in
Section 1.3(d)) in accordance with the methodology set forth in
Schedule 1.3.

          (b) Within 10 days after the later of (i) the date of delivery of the June 30 Balance Sheet and (ii) the Closing Date, a final adjustment to the Purchase Price will be made as follows:
If the total Adjusted Working Capital exceeds $3,647,107 then the Purchaser will pay the Seller the amount of such excess plus six percent simple interest, from and including the Effective Date to but excluding the date of payment, by wire transfer of immediately available funds to the account or accounts designated by the Seller. If the total Adjusted Working Capital is less than $3,647,107, then the Seller will pay the Purchaser the amount of such deficit plus six percent simple interest, from and including the Effective Date to but excluding the date of payment, by wire transfer of immediately available funds to the account or accounts designated by the Purchaser.

          (c) Notwithstanding anything in this Agreement to the contrary, any matter which is the subject of an adjustment, or claimed adjustment, to the purchase price pursuant to this
Section 1.3 may not be asserted by the Purchaser as an alleged misrepresentation or breach of any warranty or covenant in this Agreement.

          (d)  In this Agreement:

          "ADJUSTED WORKING CAPITAL" means 25% of the difference
(positive or negative) between the current assets and the current liabilities of the Common Operation, as shown on the June 30
Balance Sheet as adjusted as provided in Section 1.3.

          "COMMON OPERATION" means the properties and assets of whatever kind and nature, real or personal, tangible or intangible (including good will), owned, leased, licensed or held, and the business and operations conducted, by the Operator or any predecessor operator on behalf of the Operator, the Company and HNC, as tenants in common (the "PARTICIPANTS"), or any of them in trust for the three of them, or any of their predecessors, under the Operating Agreement, including, without limitation, the properties, assets, business and operations of the Round Mountain Mine, the Manhattan Mine, the Area of Mutual Interest under the Operating Agreement and the towns or subdivisions of Hadley, Manhattan and Round Mountain.

          "HNC" means Homestake Nevada Corporation.

          "OPERATING AGREEMENT" means the Operating Agreement, dated March 13, 1975, by and between the Operator, as successor to Smoky Valley Mining Company, HNC, as successor to Felmont Oil Corporation, and the Company, as successor to Essex Royalty Corporation, as amended from time to time.

          1.4  Post-Effective Date Distributions and Payments.
(a) On the date of the execution and delivery of this Agreement (the "EXECUTION DATE"), the Seller will cause the Company to notify and direct the Operator that, on or after the Effective Date, all Common Operation Distributions (as defined in Section 1.4(e)) shall be distributed, paid or made to the order of the Purchaser and shall not be distributed, paid or made to the Company, provided, however, that notwithstanding the foregoing,
(x) if any distribution from the Operator that is required to be distributed, paid or made to the Company prior to the Effective Date is not for any reason distributed, paid or made to the Company on the date on which it should have been distributed, paid or made, such distribution shall be distributed, paid or made to the Seller promptly upon receipt thereof and the Purchaser shall have no right, title or interest therein, and (y) if any Common Operation Distribution that is required to be distributed, paid or made by the Operator to the Purchaser on or after the Effective Date is instead distributed, paid or made to the Company or the Seller, such Common Operation Distribution shall be distributed, paid or made by the Company or the Seller to the Purchaser promptly upon receipt thereof and neither the Seller nor the Company shall have any right, title or interest therein.

          (b) Except as provided in Section 1.4(c), the Purchaser will pay (on behalf of the Company) to the Operator the Company's share of all cash calls made by the Operator to the Participants on or after the Effective Date, including all cash calls payable pursuant to any "Weekly Cash Request" delivered to the Company by the Operator on or after the Effective Date (the "CASH CALLS").

          (c) Any amount payable to the Company by the Operator pursuant to the month-end cash reconciliation billing for the month ended June 30, 2000 (the "JUNE INVOICE") (i) on or after the Effective Date and prior to the Closing Date, shall be returned by the Operator to the Company and distributed by the Company to the Seller pursuant to Section 1.5(a)(i) and (ii) after the Closing Date, shall be paid by the Company to the Seller promptly upon receipt thereof. Any amount owed to the Operator by the Company

(x) pursuant to the June Invoice, (y) in respect of any Nevada Net Proceeds Tax (as defined in Section 2.12(a)(iii)) for the six-month period ended June 30, 2000 or (z) in respect of the Ordrich Royalty on Gold Receivables (as each is defined below) distributed to the Company during the three-month period ended June 30, 2000 or distributed to the Seller pursuant to Section 1.4(a)(x) shall be paid to the Operator by the Seller and neither the Purchaser nor the Company shall have any obligation in respect thereof.

          (d) In the event that this Agreement is terminated pursuant to Section 7.4, either the Purchaser shall pay to the Company the excess of (i) the Common Operation Distributions received by the Purchaser over (ii) the Cash Calls paid by the Purchaser, or the Seller shall pay or shall cause the Company to pay to the Purchaser the excess of (x) the Cash Calls paid by the Purchaser over (y) the Common Operation Distributions received by the Purchaser, in each case received or paid pursuant to this
Section 1.4 (the "TERMINATION PAYMENT"). In calculating the amount of Common Operation Distributions received by the Purchaser that are comprised of Gold Receivables, the value of such Gold Receivables shall be equal to the amount of the proceeds of the sale of such Gold Receivables in accordance with the following sentence. The Termination Payment shall be made on the Termination Date (as defined in Section 7.4(b)), provided, however, that if any Gold Receivables constituting part of the Common Operation Distributions received by the Purchaser have not yet been sold by the Termination Date, the Purchaser shall cause such Gold Receivables to be sold in a manner consistent with the sales procedures used by the Purchaser prior to the Termination Date and the Termination Payment shall be calculated and made no later than the 14th day following the delivery to the refiner of the last lot of gold bullion for refining.

          (e)  As used in this Agreement:

          "COMMON OPERATION DISTRIBUTIONS" means the Company's share of all distributions payable by the Operator to the Participants in respect of the Common Operation on or after the Effective Date, including all distributions of Gold Receivables.

          "EFFECTIVE DATE" means July 1, 2000.

          "GOLD RECEIVABLES" means the Company's proportionate share of all gold bullion bars (bars containing gold and silver dore) produced by the Common Operation, including gold bullion bars shipped or held for shipment to a refinery, gold bullion bars delivered to a refinery, outturned gold and silver held for the benefit of the Company at a refinery, and the proceeds from the sale of all such gold and silver, including any payment by a refinery for the purchase of silver in excess of the cost of refining.

          "ORDRICH ROYALTY" means the royalty payable pursuant to the Deed Reserving Net Smelter Return Royalty, dated and effective as of October 1, 1986, between Ordrich Gold Reserves, as grantor, and the Operator, the Company as successor to the Seller and HNC, as grantees.

          1.5 Certain Pre-Closing Actions. (a) Immediately prior to the Closing:

          (i) the Seller will cause the Company to transfer to the Seller (v) all of the properties and assets of whatever kind and nature of the Company and its affiliates and their predecessors whether real or personal, tangible or intangible, owned, leased, licensed or held, including, without limitation, (w) all cash and cash equivalents of the Company, (x) all Gold Receivables allocated to the Company prior to the Effective Date, (y) the agreement set forth in
     Item 7 in Section 2.8 of the Seller's Disclosure Letter (as defined in Section 2) and (z) the Excepted Records (as defined in Section 4.17) other than (A) the Common Operation Assets (as defined in Section 1.5(b)), (B) the Company's interest in this Agreement and in all of the agreements set forth in Section 2.8 of the Seller's Disclosure Letter other than Items 7, 10, 11, 12, 13 and 14 and (C) the Transferred Records (as defined in Section 4.17) (the assets to be transferred pursuant to this clause (i), collectively, the "EXCLUDED ASSETS");

          (ii) the Seller will cause all liabilities and obligations of the Company to the Seller or any of its affiliates, and all liabilities and obligations of the Seller or any of its affiliates to the Company, to be canceled (in accordance with Section 4.8 or 4.13 or otherwise) and will cause all the agreements set forth in Items 10 through 14 of Section 2.8 and in Items 1, 2 and 3 of Section 2.16 of the Seller's Disclosure Letter to be terminated (the "TERMINATED LIABILITIES");

          (iii) the Seller will cause all bank accounts listed in Section 2.19 of the Seller's Disclosure Letter to be closed; and

          (iv) the Seller will assume all liabilities (including environmental liabilities), obligations or commitments of the Company and its affiliates and their respective predecessors, whether direct or indirect, express or implied, primary or secondary, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, and based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing on or occurring on or prior to the Closing Date and any liability, obligation or commitment arising out of compliance by the Seller with this Section 1.5, other than
     (x) liabilities for Taxes (as defined in Section 2.12(a), which will be allocated between the Seller and the Purchaser in accordance with Section 4.4), and (y) the Common Operation Liabilities (as defined in Section 1.5(b)) (the liabilities to be assumed pursuant to this clause (iv), collectively, the "EXCLUDED LIABILITIES").

          (b)  As used in this Agreement:

          "COMMON OPERATION ASSETS" means all of the Company's right, title and interest in the Common Operation and all rights of the Company under or with reference to the Operating
Agreement.

          "COMMON OPERATION LIABILITIES" means all of the liabilities, obligations and commitments of the Company (a) under or with reference to the Operating Agreement, (b) arising out of or relating to the Common Operation Assets and (c) arising out of or relating to the conduct of the Operator or any predecessor operator in connection with the Common Operation, provided, however, that in no event shall Common Operation Liabilities include any liabilities, obligations and commitments of the Company with respect to the refining, sale and distribution of Gold Receivables.

          2.   Representations and Warranties of the Seller.  The
Seller represents and warrants to the Purchaser as follows, except as set forth in the

Disclosure Letter delivered by the Seller to the Purchaser on or prior to the date of execution of this Agreement (the "SELLER'S
DISCLOSURE LETTER"):

          2.1 Corporate Status and Authority. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by the Seller and the performance of the Seller's obligations hereunder have been duly authorized by the Seller's board of directors, which constitutes all necessary corporate action on the part of the Seller for such authorization. No approval of the Seller's stockholders is necessary to authorize the execution and delivery of this Agreement by the Seller or the performance of the Seller's obligations hereunder. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          2.2 No Conflicts; Consents and Approvals, etc. (a) The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder will not result in
(i) any conflict with the certificate of incorporation or by-laws of the Seller or the Company, (ii) subject to obtaining the consents referred to in Section 2.2(b), any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Seller or the Company is a party or by which either of them or their respective properties or assets are bound, or (iii) the creation or imposition of any liens, mortgages, security interests, adverse claims, charges or encumbrances ("LIENS") on the Shares or any properties or assets of the Company, other than Liens created by or resulting from the actions of the Purchaser or any of its affiliates, except, in the case of clauses (ii) and (iii) above, for such breaches, violations or defaults and such Liens which arise from the Common Operation.

          (b)  Except as set forth in Section 2.2 of the Seller's
Disclosure

Letter, and except for any consents, approvals, authorizations or filings required in connection with the Common Operation, no consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT").

          2.3 Corporate Status of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified to do business in each jurisdiction listed in Section 2.3 of the Seller's Disclosure Letter, which are all the jurisdictions in which the failure to be so qualified would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company (a "MATERIAL ADVERSE EFFECT").

          2.4 The Shares. The authorized capital stock of the Company consists of 100 shares of common stock, par value $1.00 per share, all of which shares are issued and outstanding and owned by the Seller, free and clear of all Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or the Company of any shares of capital stock or other securities of the Company, and no authorization therefor has been given. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the Purchaser at the Closing of certificates representing the Shares, duly endorsed by the Seller for transfer to the Purchaser, and upon the Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to the Purchaser, free and clear of any Liens, other than those arising from acts of the Purchaser or its affiliates.

          2.5 Financial Statements. (a) The Seller has made available to the Purchaser complete and correct copies of the audited balance sheets and related statements of operations and retained earnings and cash flows of the

Company for the fiscal years ending June 30, 1998 and 1999 and the unaudited balance sheets and related statements of operations and retained earnings and cash flows of the Company as of, and for the nine months ending March 31, 2000 (collectively, the "BARGOLD FINANCIAL STATEMENTS"). Except as set forth in Section 2.5 of the Seller's Disclosure Letter, the Bargold Financial Statements present fairly in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated, and have been prepared in accordance with United States generally accepted accounting principles, as in effect at the time of the relevant determination ("GAAP"), except in the case of the interim Bargold Financial Statements for the absence of footnotes and normal year-end adjustments.

          (b) The Purchaser acknowledges that it has received from the Operator of the Common Operation, true and complete copies of the audited special-purpose balance sheets and related special-purpose statements of production costs, Participants' equity and cash flows of the Common Operation for the fiscal years ending December 29, 1995, December 27, 1996, December 26, 1997, December 25, 1998 and December 31, 1999 (collectively, the "COMMON OPERATION FINANCIAL STATEMENTS" and, together with the Bargold Financial Statements, the "FINANCIAL STATEMENTS").

          2.6 Absence of Undisclosed Liabilities. Except for liabilities or obligations (a) reflected or reserved against in the Financial Statements, (b) disclosed in the Seller's
Disclosure Letter, or (c) constituting Common Operation
Liabilities, the Company does not have any liabilities or obligations.

          2.7 Real Property; Assets. (a) The Company does not have any interest in any item of real property, except (i) net smelter return royalties (the "NET SMELTER RETURN ROYALTIES") set forth as Items 1 and 2 of Section 2.7(A) of the Seller's Disclosure Letter, and (ii) its interests as a tenant in common in real property forming a part of the Common Operation (the "COMMON OPERATION REAL PROPERTY"). The Company holds a direct or beneficial 25% undivided interest as a tenant in common in the Common Operation Real Property, free and clear of all Liens except for Permitted Liens (as defined below), and, as of the date of this Agreement, owns the Net Smelter Return Royalties. Except as set forth in Section 2.7 of the Seller's Disclosure Letter, the Company has not sold, transferred, assigned, conveyed or otherwise disposed of or encumbered title to the Common Operation Real Property, except for (A) Permitted Liens and
(B) sales or other transfers of Common Operation Real Property made by all of the Participants in the Common Operation or by the Operator on behalf of the Common Operation.

          (b) Except as set forth in Section 2.7(B) of the Seller's Disclosure Letter, and except for the Common Operation Assets, the Company does not own, and has never owned, any shares, partnership interests, limited liability company interests or other securities of or interests in any corporation, company, partnership, limited liability company, trust, joint venture or other person.

          (c) "PERMITTED LIENS" shall mean (i) Liens reflected in Section 2.7 of the Seller's Disclosure Letter, (ii) Liens for taxes and other governmental charges and assessments which are not yet due and payable, (iii) Liens reflected in the Financial Statements, (iv) Liens arising in connection with the Common Operation otherwise than solely from actions of the Company or the Seller and (v) Liens under the Operating Agreement.

          (d) Except as set forth in Section 2.7 of the Seller's Disclosure Letter, the Company holds a direct or beneficial 25% undivided interest as a tenant in common in the tangible personal property and assets forming part of the Common Operation, free and clear of all Liens except for Permitted Liens. Except as set forth in Section 2.7 of the Seller's Disclosure Schedule, the Company has not sold, transferred, assigned, conveyed or otherwise disposed of or encumbered title to such interest, except for (i) Permitted Liens and (ii) sales or other transfers of Common Operation tangible personal property and assets made by all of the Participants in the Common Operation or by the Operator on behalf of the Common Operation.

          2.8 Contracts. Section 2.8 of the Seller's Disclosure Letter lists all orders, leases, instruments, agreements, contracts and commitments (collectively, "CONTRACTS") of the following types to which the Company is a party or by which the Company or any of its properties is bound, except for contracts forming part of the Common Operation;

          (a) agreements, contracts or other instruments under which the

     Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company);

          (b) agreements, contracts or other instruments (including so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

          (c) agreements, contracts or other instruments under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company);

          (d) mortgages, pledges, security agreements, deeds of trust or other instruments granting a Lien upon any Company property;

          (e) joint venture, operating, partnership, management or development agreements;

          (f) consulting agreements, service agreements, purchase orders, leases or other agreements, contracts, licenses, commitments or instruments; and

          (g) any currency exchange, interest rate exchange, commodity exchange, hedging, derivative or similar agreements.

The Seller has furnished or made available to the Purchaser copies of all of the Contracts listed in Section 2.8 of the Seller's Disclosure Letter (collectively, the "MATERIAL CONTRACTS"). Except as set forth in Section 2.8 of the Seller's Disclosure Letter, (i) each Material Contract is valid, binding and in full force and effect, (ii) neither the Company nor, to the knowledge of the Seller, any other party is in breach or default in any material respect under any Material Contract, (iii) the Company is not in violation in any respect under the Operating Agreement and (iv) the Company has not received any notice from any other party to any Material Contract asserting any such breach by the Company.

          2.9  Employees and Benefits.  Except as set forth in
Section 2.9 of the Seller's Disclosure Letter, (a) the Company does not have and has never had any employees, and (b) the Company is not and has never been the sponsor of, or a participant in, any employee benefit plan.

          2.10 Violations of Law. Except as otherwise set forth in Section 2.10 of the Seller's Disclosure Letter and except for any information provided in writing by the Operator to all of the Participants of the Common Operation, neither the Seller nor the Company has received any notice from any governmental authority or other person of any alleged violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to the Company, the Common Operation or to any of its properties. This Section 2.10 does not relate to tax matters which are instead the subject of Section 2.12 or environmental matters which are instead the subject of Section 2.14.

          2.11 Litigation.  Except as otherwise set forth in
Section 2.11 of the Seller's Disclosure Letter and except for matters pending or threatened against the Operator or the Common Operation, there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Seller or the Company which could reasonably be expected to impose any liability on the Company or which question the validity of this Agreement or any action taken or to be taken by the Seller or the Company in connection herewith.

          2.12 Taxes.  (a)  For purposes of this Agreement:

          (i) "POST-CLOSING TAX PERIOD" shall mean any taxable period (or portion thereof) beginning after the Closing
     Date;

          (ii) "PRE-CLOSING TAX PERIOD" shall mean any taxable period (or portion thereof) ending on or before the Closing
     Date; and

          (iii) "TAXES" shall mean all income taxes, franchise taxes, gross receipts taxes, net proceeds taxes (including without limitation Nevada gross yield and net proceeds taxes pursuant to Title 32, Chapter 362 of the Nevada Revised Statutes (the "NEVADA NET PROCEEDS TAX")), withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real, personal and intangible property taxes, stamp taxes, transfer taxes, workers' compensation taxes, and other similar taxes or governmental charges, together with all additions, interest and penalties payable with respect thereto.

          (b) Except as set forth in Section 2.12 of the Seller's Disclosure Letter:

          (i) all material federal, state, local and foreign Tax returns, reports and declarations ("TAX RETURNS") required to be filed by the Company on or prior to the Closing Date have been filed (or by the Closing Date will have been filed);

          (ii) all Taxes shown as due thereon have been paid (or by the Closing Date will have been paid);

          (iii) as of the date hereof, no Tax Return of the Company has been examined by the Internal Revenue Service
     (other than any such examination that has been closed);

          (iv) as of the date hereof, no material Tax Returns of the Company or any affiliated group of which the Company is or has ever been a member are under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or such group;

          (v) each material deficiency resulting from any audit or examination relating to Taxes imposed on the Company by any taxing authority has been timely paid;

          (vi) as of the date hereof, there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitations applicable to any material Tax Returns required to be filed by the Company. Except as set forth in Section 2.12 of the Seller's Disclosure Letter, as of the date hereof, the relevant statute of limitations is closed with respect to the Federal, foreign, and material state and local Tax Returns of the Company and any affiliated group of which the Company is or has ever been a part for all years through the Closing Date. No powers of attorney with respect to any Taxes have been executed or filed with any taxing authority by or on behalf of the Company; and

          (vii) there are no tax allocation, tax sharing or tax indemnification agreements to which the Company is a party or under which the Company may have any liability that will continue in force after the Closing.

          2.13 Absence of Changes.  Except as set forth in
Section 2.13 of the Seller's Disclosure Letter and except for the marketing and sale of the Company's 25% share of the gold recovered from the Common Operation, the activities conducted as a participant in the Common Operation, and the ownership of the Net Smelter Return Royalties, the Company has never conducted, and does not now conduct, any business activities. Since June 30, 1999, (a) other than in connection with the transactions contemplated by this Agreement or reflected in Section 2.13 of the Seller's Disclosure Letter, the Company has conducted its business in the ordinary course, in substantially the same manner in which it has been previously conducted and (b) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.2, provided, however, that no provision of this Agreement shall restrict the ability of the Company to distribute to its shareholder the Excluded Assets.

          2.14 Environmental Compliance. Except (a) as set forth in Section 2.14 of the Seller's Disclosure Letter, (b) in connection with remedial action which may be required in connection with Common Operation reclamation obligations as set forth in Section 4.15, (c) for any information provided in writing by the Operator to all of the Participants in the Common Operation and (d) in connection with Common Operation Liabilities, (i) neither the Seller nor the Company has received any notice (written or oral) or other communication that the Seller or the Company is or may be a potentially responsible party or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Materials, or in connection with any other corrective action, response costs, penalties or other obligations under any applicable Environmental Law, (ii) to the best knowledge of the Seller, the Company is and has been in compliance with all applicable Environmental Laws and (iii) the Company has obtained all permits, licenses and authorizations required under Environmental Laws for the conduct of their operations as currently conducted.

          As used in this Agreement, "ENVIRONMENTAL LAWS" means all former, current and future federal, state, local and foreign laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), in each case, relating to pollution, protection of the environment, natural resources or human health and safety, including laws relating to the presence, release of, or exposure to, Hazardous Materials.

          "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde or polychlorinated biphenyls; and (B) any chemical, material, substance or waste that is regulated by any Environmental Law.

          "RELEASE" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          2.15 Intellectual Property. The Company does not own any material trademarks, copyrights, trade names, service marks, patents or similar intangible rights, or any applications therefor. Neither the Seller nor the Company has received any notice or claim that it is infringing on or otherwise acting adversely to the intellectual property rights of any person and neither the Seller nor the Company has any knowledge of any infringement by any person.

          2.16 Affiliate Transactions.  Except as set forth in
Section 2.16 of the Seller's Disclosure Letter, (a) the Company is not a party to any agreement with the Seller or any of its affiliates (other than the Company) and (b) since June 30, 1999, the Company has not been a party to any transaction with the Seller or any of its affiliates (other than the Company), except for cash distributions. Section 2.16 of the Seller's Disclosure Letter sets forth a list of all material services provided by the Seller or any of its affiliates (other than the Company) to the Company.

          2.17 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Seller or the Company in such manner as to give rise to any valid claim against the Purchaser, the Seller or the Company for any brokerage or finder's commission, fee or similar compensation, except for J.P. Morgan Securities Inc., whose fees in respect hereof shall be paid by the Seller.

          2.18 Insurance. The Company maintains no insurance policies separate from the Seller's affiliated group. The insurance policies maintained by the Seller or any affiliate or subsidiary of the Seller with respect to the Company and its respective assets and properties are set forth in Section 2.18 of the Seller's Disclosure Letter. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

          2.19 Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Section 2.19 of the Seller's Disclosure Letter sets forth (a) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon,
(b) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder, (c) a true and correct list of all powers of attorney granted by the Company and those persons authorized to act thereunder and (d) a true and correct list of all officers and directors of the Company.

          2.20 Private Offering. None of the Seller, the Company, their affiliates and their representatives has issued, sold or offered the Shares or any part thereof or any similar securities of the Company to, or has solicited any offer to acquire any of the same from, any person under circumstances that would cause the sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Assuming the representations of Purchaser contained in
Section 3.5 are true and correct, the sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

          3.   Representations and Warranties of the Purchaser.
The Purchaser represents and warrants to the Seller as follows:

          3.1 Corporate Status and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance of the Purchaser's obligations hereunder have been duly authorized by the Purchaser's board of directors, which constitutes all necessary corporate action on the part of the Purchaser for such authorization. No approval of the Purchaser's stockholders is necessary to authorize the execution and delivery of this Agreement by the Purchaser or the performance of the Purchaser's obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          3.2  No Conflicts; Consents and Approvals, etc.
(a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with the certificate of incorporation or by-laws of the Purchaser,
(ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien on the Purchaser Common Stock or, with respect to any other properties or assets of the Purchaser, any Lien other than those that would not be material to the business, properties or assets of the Purchaser.

          (b) No consent, approval or authorization of or filing with any third party or governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to the HSR Act and filings required in connection with
Section 4.6.

          (c) The Common Stock Consideration, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

          3.3 Financial Ability to Perform. The Purchaser has currently available cash funds sufficient to consummate the transactions contemplated by this Agreement.

          3.4  Litigation.  There are no judicial or
administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

          3.5 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act.

          3.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser, the Seller or the Company for any brokerage or finder's commission, fee or similar compensation.

          3.7 SEC Documents. The Purchaser (a) has filed all reports, schedules, forms, statements and other documents required to be filed by the Purchaser with the Securities and Exchange Commission (the "SEC") since

December 31, 1999, including, without limitation, the Purchaser's Annual Report on Form 10-K for the year ended December 31, 1999 (the "EXCHANGE ACT DOCUMENTS") and (b) intends to file the Registration Statement with the SEC as provided in Section 4.6(f) on the Closing Date (such
Registration Statement, including any prospectus contained therein, the "SECURITIES ACT DOCUMENTS" and, together with the Exchange Act Documents, the "PURCHASER SEC DOCUMENTS"). As of its respective date, each Exchange Act Document complied, and each Securities Act Document will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and each Exchange Act Document did not, and each Securities Act Document will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later filed Purchaser SEC Document, as of the date hereof, none of the Exchange Act Documents contains and, as of the Closing Date, none of the Purchaser SEC Documents will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.8 Private Offering. None of the Purchaser, its affiliates and their representatives has issued, sold or offered the Common Stock Consideration or any part thereof or any similar securities of the Purchaser to, or has solicited any offer to acquire any of the same from, any person under circumstances that would cause the delivery of the Common Stock Consideration to the Seller, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. The delivery of the Common Stock Consideration hereunder is exempt from the registration requirements of the Securities Act.

          4.   Covenants.

          4.1 Satisfaction of Closing Conditions. The parties shall use their reasonable efforts to bring about the satisfaction as soon as possible of all the conditions contained in Section 5. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their reasonable efforts promptly to obtain, such consents, authorizations and approvals from such third parties and governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement including, without limitation, making the requisite filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act, provided that, except for customary filing fees and routine expenditures, in no event shall any party be required to expend material funds or incur material obligations to obtain a third party or governmental consent, authorization or approval.

          4.2 Conduct of Business, etc. (a) From the date hereof until and through the end of the Closing Date, except for entering into and performing under this Agreement and except for the matters referred to in Section 4.2 of the Seller's Disclosure Letter and the effect of the consummation of the transactions contemplated hereby or as otherwise consented to by the Purchaser in writing, which consent, in the case of all matters relating to the Excluded Assets and the Excluded Liabilities, shall not be unreasonably withheld, the Seller shall cause the Company (i) to conduct its business in the ordinary course in substantially the same manner in which it previously has been conducted and
(ii) not to take, or omit from taking, any action that would, or that could reasonably be expected to, cause the business of the Common Operation not to be conducted in the ordinary course in substantially the same manner in which it previously has been conducted. The Seller shall not, and shall not permit the Company to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Section 5 not being satisfied.

          (b) Except as set forth in Section 4.2 of the Seller's Disclosure Letter or as otherwise expressly permitted or required by the terms of this Agreement, the Seller shall not permit the Company to do any of the following without the prior written consent of the Purchaser, which consent, in the case of all matters relating to the Excluded Assets and the Excluded Liabilities, shall not be unreasonably withheld:

          (i)   amend its Certificate of Incorporation or By-Laws;

          (ii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

          (iii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than as may arise from actions of the Operator in connection with the Common Operation;

          (iv) permit, allow or suffer any of its assets to become subjected to any Lien, except for Permitted Liens;

          (v) cancel any material indebtedness or waive any claims or rights of substantial value, except (A) in the ordinary course of business consistent with past practice or
     (B) as may arise from actions of the Operator in connection with the Common Operation;

          (vi) make any change in any method of accounting or accounting practice or policy of the Company other than those required by GAAP;

          (vii) sell, lease or otherwise dispose of any of its material assets, other than (A) with respect to the Excluded
     Assets, in the ordinary course of business consistent with past practice or (B) as may arise from actions of the Operator in connection with the Common Operation;

          (viii) waive any right under the Operating Agreement or give any consent thereunder;

          (ix) enter into any currency exchange, interest rate exchange, commodity exchange, hedging, derivative or other similar agreements; or

          (x) agree, whether in writing or otherwise, to any of the foregoing.

          4.3 Access and Information. Prior to the Closing, the Seller shall cause the Company to give to the Purchaser and its representatives reasonable access at all reasonable times to the properties, books and records of the Company. The Purchaser acknowledges that HNC, its wholly-owned subsidiary, is a participant in the Common Operation and, accordingly, the Purchaser and HNC have such access to the properties, books and records of the Operator relating to the Common Operation as they deem reasonably necessary and appropriate independently of the Seller and the Company. The information and documents obtained by the Purchaser from the Seller or the Company, relating to the Seller or the Company (excluding all documents and information relating to the Common Operation) and designated as confidential shall not be disclosed by the Purchaser or by any of its officers, directors, employees, representatives or agents (collectively, with respect to any person, its "REPRESENTATIVES"), except as required by law or administrative process, and as may be required or advisable in connection with the assertion or defense of any claim under this Agreement or any agreement entered into in connection with the transactions contemplated hereby, and except for information and/or documents that (i) become generally available to the public other than as a result of a disclosure by the Purchaser or its Representatives in violation of this Agreement, (ii) were available to the Purchaser on a non-confidential basis prior to their disclosure by the Seller, the Company or their Representatives, or (iii) become available to the Purchaser from a source other than the Seller, the Company or their Representatives, when such source is entitled, to the best of the Purchaser's knowledge, to make such disclosure.

          4.4  Tax Matters.

          (a) Indemnification by the Seller. From and after the Closing Date, the Seller agrees to indemnify and hold harmless the Purchaser, its affiliates (including the Company) and each of their respective directors, officers and stockholders from any and all (i) Covered Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period (including without limitation as a result of any 338(h)(10) election or the Net Smelter Return Royalties) and (ii) any other federal, state, local and foreign Taxes imposed on or with respect to the Company
(A) solely as a result of the several liability of the Company pursuant to Treas. Reg. 1.1502-6 (or any analogous state, local or foreign law or regulation) in respect of the Seller Group (or any other consolidated, combined or unitary group that includes or has included the Seller or its affiliates (other than the Company)) or (B) with respect to, or arising as a result of, any activity or asset of the Company unrelated to the Common Operation for any Pre-Closing Tax
Period. "COVERED TAXES" means the followings types of taxes imposed on the Company (w) Nevada Net Proceeds Tax, (x) U.S. federal income taxes, (y) the New York State Franchise Tax on Business Corporations (or the MTA Surcharge) and (z) the New York City General Corporation Tax.

          (b) Indemnification by the Purchaser. From and after the Closing Date, the Purchaser agrees to indemnify and hold harmless the Seller, its affiliates and each of their respective directors, officers and stockholders from all Taxes imposed on or with respect to the Company which are not described in Section 4.4(a)(i) or (ii).

          (c) U.S. Consolidated Tax Return. Except as provided in Section 4.4(n), the Seller shall prepare and file all U.S. federal consolidated income Tax Returns of the affiliated group of corporations of which the Seller is the parent (the "SELLER GROUP") and the Company is a member.

          (d) Other Tax Returns for non-Straddle Periods. The Seller shall prepare any Tax Return required to be filed by the Company for any taxable period ending on or prior to the Closing Date. The Seller shall prepare in a timely manner all necessary documents and statements (including the Certificate of Surrender of Authority) and all required tax returns and pay necessary fees and taxes in connection with the cessation of the Company's business activities in New York. The Seller shall deliver to the Purchaser the original of each such Tax Return together with the amount of Tax shown as due thereon at least five business days prior to the due date for the filing of such Tax Return and upon receipt thereof the Purchaser shall cause the Company to file timely such Tax Return (as prepared by the Seller) and pay the Tax shown as due thereon. Any Tax Return described in this
Section 4.4(d) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as required by changes in law.

          (e) Allocations for Straddle Periods. In the case of any period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"): (i) in the case of any real, personal, intangible property and other similar Taxes of the Company, the portion of such Taxes for the Pre-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any other Taxes, the portion of such Taxes for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

          (f) Tax Returns for Straddle Periods. In the case of any Straddle Period Tax Return, the Purchaser shall prepare and timely file such Tax Return and timely pay all Taxes due with respect to the taxable period covered by such Tax Return. The Purchaser shall determine the portion of the Taxes covered by such Tax Return for the Pre-Closing Tax Period (the "SELLER'S PORTION"). Not later than 15 days after the receipt by the Seller from the Purchaser of notice thereof (or, if later, 10 business days after the completion of the Pre-Filing Review Procedure (as defined in Section 4.4(g)) with respect thereto), the Seller shall pay to the Purchaser an amount equal to the excess, if any, of (i) the Seller's Portion of the Taxes reported on any such Tax Return, over (ii) any estimated Taxes paid prior to the Closing with respect to the Taxes reportable on such return. If the amount determined in clause (ii) of the preceding sentence exceeds the amount determined in clause (i), the Purchaser shall pay to the Seller the amount of such excess not later than five days after the filing of such return. Any Tax Return described in this Section 4.4(f) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as required by changes in law.

          (g) Pre-Filing Review Procedure. All Tax Returns for Straddle Periods ("STRADDLE PERIOD TAX RETURNS") shall be subject to pre-filing review by the Seller. Unless otherwise agreed to by the parties, Tax Returns subject to such pre-filing review, plus a statement, in reasonable detail, showing the calculation supporting the Purchaser's determination with regard to the allocation of any Taxes reportable on any such Tax Return, shall be submitted by the Purchaser to the Seller at least 45 days prior to the due date (including extensions) of such Tax Return and the Seller shall either complete its review or provide written comments on such Tax Return or determination within 15 days of receipt of such Tax Return. In the event of any disagreement between the

Purchaser and the Seller, such disagreement shall be resolved by the New York office of one of the "big-five" accounting firms (which firm shall be jointly selected and retained by the Seller and the Purchaser) (the "THIRD PARTY ACCOUNTANTS"), and any such determination by the Third Party Accountants shall be final. The fees and expenses of the Third Party Accountants shall be borne by the Purchaser and the Seller in inverse proportion as they may prevail on matters resolved by the Third Party Accountants, which proportionate allocations shall be determined by the Third Party Accountants at the time the determination of the Third Party Accountants is rendered on the merits of the matters submitted. If the Third Party Accountants do not resolve any differences between the Seller and the Purchaser with respect to such Tax Return at least
5 days prior to the due date therefor, such Tax Return shall be filed as prepared by Purchaser and amended to reflect the Third Party Accountant's resolution. The procedure described in this
Section 4.4(f) shall be referred to herein as the "PRE-FILING
REVIEW PROCEDURE".

          (h) Right of Access Granted to Purchaser. The Seller shall grant to the Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating exclusively to the Company within the possession of the Seller (including workpapers and correspondence with taxing authorities), shall afford the Purchaser (or its designees) the right (at the Purchaser's expense) to take extracts therefrom and to make copies thereof, and shall provide the Purchaser reasonable access to their employees who are knowledgeable regarding the relevant Tax matters to the extent reasonably necessary to permit the Purchaser (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities, provided, however that the Purchaser shall have no rights under this Section 4.4(h) to any information, books or records relating to the Seller or any of its affiliates (other than the Company).

          (i) Right of Access Granted to Seller. The Purchaser and its affiliates shall grant, or cause the Company to grant, to the Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of the Purchaser or the Company (including workpapers and correspondence with taxing authorities), shall afford the Seller (or its designees) the right (at the Seller's expense) to take extracts therefrom and to make copies thereof, and shall provide the Seller reasonable access to their employees who are knowledgeable regarding the relevant Tax matters to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities. The Purchaser shall, or shall cause the Company to, accurately complete on a timely basis any reasonable or customary tax information package or questionnaire submitted to it by the Seller for the purpose of enabling the Seller to complete any Tax Return that the Seller is required to prepare pursuant to this Agreement.

          (j) Refunds and Credits. Any refund or credit of Taxes of the Company for any Pre-Closing Tax Period that is described as being the responsibility of the Seller pursuant to Section 4.4(a) shall be for the account of the Seller. Notwithstanding the foregoing, any such refund or credit shall be for the account of the Purchaser to the extent that such refund or credit is attributable to the carryback from a taxable period beginning after the Closing Date of any items of loss, deductions, or other Tax items of the Company, any subsidiary, or any of their respective affiliates, including the Purchaser. A refund or credit shall be attributable to a tax item carried back from a tax period beginning after the Closing Date to the extent that the amount of tax payable by the Company for the Pre-Closing Tax Period taking into account such tax item is less than the amount for the Pre-Closing Tax Period without taking into account such tax item. Any refund or credit of Taxes of the Company for any Post-Closing Tax Period or for any Pre-Closing Tax Period that is described as being the responsibility of the Purchaser pursuant to Section 4.4(b) shall be for the account of Purchaser. Any refund or credit of Taxes of the Company for any Straddle Period shall be equitably apportioned between Seller and Purchaser in accordance with the principles set forth in Section 4.4(e).

          (k) Cooperation in Claiming Refunds. The Seller, the Company, and the Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. In addition, the Seller, the Company, and the Purchaser shall cooperate, and the Purchaser agrees to cause the Company to cooperate with the Seller, with respect to claiming any refund of Taxes payable by or with respect to the Company.

          (l) Audits and Assessments. Each of the Purchaser and the Seller shall promptly notify the other in writing within 10 days from its (or its affiliates') receipt of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments of, or with respect to any Tax Item of the Company
for which the Seller is responsible under this Agreement.    In
the case of any tax audit or administrative or court proceeding for any taxable period ending on or prior to the Closing Date that relates to any Tax of the Company for which the Seller is responsible under this Section 4.4, the Seller shall have the right to control the conduct and disposition of such audit or proceeding and to employ counsel of its choice at its expense and the Purchaser shall have the right to consult with the Seller during such audit or proceeding at its own expense; provided that the Seller shall not dispose of any such audit or proceeding in a manner that would purport to bind the Company for taxable periods ending after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. In the case of any tax audit or administrative or court proceeding for any taxable period beginning before the Closing Date and ending after the Closing Date that relates to any Tax for which the Seller is responsible under this Section 4.4, the Purchaser shall have the right to control such audit or proceeding, provided that the Purchaser shall (x) afford the Seller and its tax advisors a reasonable opportunity to participate in the conduct of such audit or proceeding, including, without limitation, the right to participate in conferences with taxing authorities and to submit pertinent material in support of the Seller's position, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against the Seller pursuant to this agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld. The Purchaser shall cooperate fully, and cause the Company to cooperate fully, with the Seller and its counsel in the defense against or compromise of any claim in any proceeding controlled by the Seller pursuant to this Section 4.4(l).

          (m) Transfer Taxes, etc. The Purchaser and the Seller shall each be responsible for the payment of one-half of all state and local transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement.

          (n) Section 338(h)(10) Election. The Purchaser and the Seller shall make and shall cause their respective affiliates to make a joint election pursuant to
Section 338(h)(10) of the Internal Revenue Code of 1986 (and any corresponding provision of state or local law) with respect to the purchase and sale of the Company (the "SECTION 338(H)(10) ELECTIONS") in the manner described in this Section 4.4(n):

          (i) Except as otherwise provided in Section 4.4(n)(iii), the Purchaser shall be responsible for the preparation of the Section 338 Forms. The "SECTION 338 FORMS" shall mean all forms and schedules required to be filed in connection with the Section 338(h)(10) Elections, including, without limitation, IRS Form 8023 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations.

          (ii) At least 90 days prior to the latest date for the filing of each Section 338 Form, the Purchaser shall furnish the Seller with a draft of such Section 338 Form. The Seller shall notify the Purchaser of any objection the Seller may have to such draft Section 338 Form within 30 days after the receipt thereof from the Purchaser. At least 30 days prior to the latest date for the filing of each
     Section 338 Form, the Purchaser and the Seller shall agree upon the final form and content of such Section 338 Form, the Purchaser shall deliver to the Seller three copies of such agreed upon Section 338 Form, and each party shall execute such Form. If the Purchaser and the Seller are unable so to agree, any matter of disagreement shall be resolved prior to two days before the due date of such
     Section 338 Forms by the Third Party Accountants. Purchaser shall file the agreed upon Section 338 Forms with the applicable taxing authority on or before the due date thereof.

          (iii) In connection with the Section 338(h)(10)
     Elections, the Purchaser and the Seller will cooperate in good faith in determining the allocation of the "modified aggregate deemed sales price" for the deemed sale of assets resulting from the making of the Section 338(h)(10)

     Elections. On or before the last day of the fourth month beginning after the month that includes the Closing Date, the Purchaser shall provide to the Seller a proposed allocation of the "modified aggregate deemed sales price" for the deemed sale of assets resulting from the making of the Section 338(h)(10) Elections. Such proposal shall be based on an appraisal conducted by an independent appraisal firm jointly selected and retained by the Purchaser and the Seller. The Seller and the Purchaser shall each be responsible for the payment of one-half of the expenses of the appraisal. The Purchaser and the Seller shall have the opportunity to review and comment on a draft of the appraisal prior to its completion. If the Seller does not object within 10 business days after their receipt of the Purchaser's proposed allocation, such allocation shall be treated as the agreed final allocation. If the Seller objects in writing to the Purchaser's proposed allocation within 10 business days after the receipt thereof, the Seller and the Purchaser shall use their best efforts to agree on an allocation. If the parties cannot, within 5 business days, agree to an allocation, such disagreement shall be resolved by the Third Party Accountants. Following the resolution of any such dispute, such allocation shall be the final agreed allocation.

          (iv) The Purchaser and the Seller agree that neither of them shall take any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms, without the written consent of the Seller or Purchaser, as the case may be.

          (v)  The Purchaser and the Seller shall file all Tax
     Returns in a manner consistent with the information contained in the Section 338 Forms as filed and the final allocation.

          (o) Amendment of Tax Returns; Etc. Without the express written consent of the Seller, which consent shall not be unreasonably withheld, the Purchaser shall not, and shall not permit the Company to, amend any Tax Return of the Company for any Pre-Closing Tax Period. Except as otherwise required by law or as otherwise expressly permitted by this Agreement, at or after the Closing, the Purchaser will not make or rescind (or permit to be made or rescinded) any express or deemed election, or take any other action, relating to Taxes of the Company, that will increase the liability of the Seller under Section

4.4(a).

          (p)  Miscellaneous.   For purposes of applying this
Section 4.4 (and the definitions used herein) with respect to the Nevada Net Proceeds Tax, the Closing Date shall be deemed to be the Effective Date. The Seller and the Purchaser shall, and shall cause their affiliates to, treat the Closing Date as the date of the sale and purchase of the Shares for federal income tax purposes (including without limitation in preparing the Section 338 Forms).

          4.5 Supplements to Disclosures. From time to time prior to the Closing Date, the Seller may amend or supplement the Seller's Disclosure Letter and the schedules attached to this Agreement with respect to any matter hereafter arising or, in the case of any representation and warranty qualified as to knowledge, discovered that, if existing or occurring at or prior to this Agreement, would have been required to be set forth or described therein or that is necessary to complete or correct any information in any representation or warranty contained in
Section 2. For purposes of determining the fulfillment of the condition precedent set forth in Section 5.4.1, no such amendment or supplement shall be given effect; for all other purposes, including, without limitation, Section 6.2.1, each such amendment and supplement shall be given effect.

          4.6 Certain Securities Laws Matters. (a) The Seller understands that it may be deemed to be an "affiliate" of the Purchaser as such term is (i) defined for purposes of Rule 144 of the general rules and regulations (the "RULES AND REGULATIONS") of the SEC under the Securities Act, or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC. The Seller also understands that the Common Stock Consideration is being issued to the Seller in an unregistered transaction in reliance on Section 4(2) of the Securities Act.

          (b) The Seller will (i) comply with all trading restrictions imposed by the Purchaser on its directors generally and (ii) will sign any customary "affiliate letter" or "Rule 145 letter" requested by the Purchaser to facilitate any business combination transaction approved by the Purchaser's Board of Directors. This

Section 4.6(b) shall terminate if Robert H. Clark, Jr. ceases being a member of the Purchaser's Board of Directors.

          (c) The Seller may not offer to sell, transfer or otherwise dispose of the Common Stock Consideration unless
(i) such offer, sale, transfer or other disposition has been registered under the Securities Act or is made in conformity with Rule 144 under the Securities Act, or (ii) in the opinion of counsel reasonably acceptable to the Purchaser, or pursuant to a "no-action" letter obtained by the Seller from the staff of the SEC, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          (d) The Seller understands that the Purchaser will give stop transfer instructions to the Purchaser's transfer agent with respect to the Common Stock Consideration, that the Common Stock Consideration will all be in certified form and that the certificates therefor, or any substitutions thereof, will bear a legend substantially to the following effect:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          (e) It is understood and agreed that the legends set forth in Section 4.6(d) shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act. It is understood and agreed that, unless the Seller is an affiliate of the Purchaser at such time, or has been such during the three months preceding such time, such legends and the stop orders referred to above will be removed if two years shall have elapsed from the Closing Date.

          (f) The Purchaser hereby agrees to register pursuant to the Securities Act all of the Common Stock Consideration by filing with the

Commission a registration statement covering the Common Stock
Consideration sought to be registered (the "REGISTRATION
STATEMENT"). In connection with such registration, the Purchaser shall be obligated to:

          (i) as soon as practicable after the date hereof prepare the Registration Statement and cause it to be filed with the Commission on the Closing Date;

          (ii) use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable after the Closing and to keep the Registration Statement continuously effective for a period of either (A) not less than 90 days, or (B) such shorter period as is required for the disposition of all of the Common Stock Consideration covered by the Registration Statement in accordance with the methods of disposition set forth in the Registration Statement (but in any event not before the expiration of any longer period of effectiveness required under the Securities Act);

          (iii) use its reasonable best efforts to prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the period set forth in subsection (ii) of this Section 4.6(f);

          (iv) comply with the provisions of the Securities Act with respect to the disposition of all Common Stock Consideration covered by the Registration Statement until such time as all of such securities have been disposed of in accordance with the methods of disposition set forth in the Registration Statement;

          (v) furnish to the Seller such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in the Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents incorporated by reference in the Registration Statement or prospectus, as the Seller may reasonably request to facilitate the disposition of the Common Stock Consideration covered by the Registration Statement, but only during such time as the Purchaser shall be required under the provisions hereof to cause the Registration Statement to remain current;

          (vi) notify the Seller, at any time when a prospectus relating to the Common Stock Consideration is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Seller promptly prepare and furnish to the Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Common Stock Consideration, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, but only during such time as the Purchaser shall be required under the provisions hereof to cause the Registration Statement to remain effective;

          (vii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months beginning after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

          (viii) use its reasonable best efforts to cause all of the Common

     Stock Consideration covered by the Registration
     Statement to be listed on the New York Stock Exchange (if such Common Stock Consideration is not already so listed);

          (ix) pay all registration expenses incident to the registration contemplated by this Section 4.6(f) (not including underwriting discounts or commission or similar fees, or counsel fees of the Seller); and

          (x) do all other things reasonable and customary in connection with the registration contemplated by this
     Section 4.6(f).

A registration pursuant to this Section 4.6(f) shall not be deemed to be effected unless the Registration Statement becomes effective under the Securities Act and remains effective for a period of at least 90 days (or such shorter period when all the Common Stock Consideration covered by the Registration Statement has been sold pursuant thereto) plus the sum of the number of days of any delay or suspension initiated pursuant to this paragraph and the number of days during which the Purchaser has imposed trading restrictions on the Seller pursuant to Section 4.6(b). A registration pursuant to this Section 4.6(f) may be delayed or suspended, upon giving notice to the Seller, for up to 90 days from the date of such notice if the Purchaser is engaged in negotiations with respect to, or there otherwise is pending, any merger, acquisition, other form of business combination (each, a "BUSINESS COMBINATION"), financing or other similar transaction, or there is an event or state of facts relating to the Purchaser, in each case which is material to the Purchaser (a Business Combination or any of the foregoing being referred to herein as a "MATERIAL ACTIVITY"), and (i) (x) such Material Activity would, in the opinion of counsel for the Purchaser, require disclosure so as to permit the Common Stock Consideration to be sold in compliance with law, and (y) such disclosure would, in the reasonable judgment of the Purchaser, be adverse to its interests, or (ii) in the case of a Business Combination, such registration would, in the reasonable judgment of the Purchaser, based on the advice of the independent public accountants retained by the Purchaser, be reasonably likely to prevent the Purchaser from accounting for such Business Combination as a pooling of interest, provided that the Purchaser may not utilize this right more than once. This Section 4.6(f) shall remain in effect for a period of one year following the Closing Date.

          4.7  Publicity.  No press release or public
announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Seller and the Purchaser, unless required by law, rule or regulation (in the reasonable opinion of counsel) in which case the Seller and the Purchaser shall to the extent practicable have the right to review such press release or announcement prior to publication.

          4.8 Intercompany Accounts. All intercompany accounts between the Company, on the one hand, and the Seller and any of its subsidiaries (other than the Company), on the other hand, shall be canceled prior to the Closing in accordance with
Section 1.5. The accounts shall be settled as follows: (a) to the extent that the Company is indebted to the Seller, such debt shall be canceled and the amount of the debt so canceled shall be deemed a capital contribution by the Seller to the Company, and
(b) to the extent that the Seller is indebted to the Company such debt shall be canceled and the amount of the debt so canceled shall be deemed a dividend from the Company to the Seller.

          4.9 Confidentiality. From and after the Closing Date, the Seller shall keep confidential, and cause its affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Common Operation, except as required by law or administrative process, except as may be required or advisable in connection with the assertion or defense of any claim under this Agreement or any agreement entered into in connection with the transactions contemplated hereby, and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.9.

          4.10 Resignations. On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations, effective upon the Closing, of all directors and officers of the Company and shall take such other action as is necessary to accomplish the foregoing.

          4.11 Other Transactions. (a) From the date of this Agreement to the Closing, neither the Seller, nor the Company nor any affiliate of either of them shall, nor shall they permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than the Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company or the Seller's indirect interest in the Common Operation. In the event that any of them receives a proposal relating to any such transaction, the Seller shall promptly notify the Purchaser of such proposal.

          (b) Immediately following execution of this Agreement, the Seller will:

               (i) cease, and will cause the Company and its affiliates and its and their respective officers, directors, stockholders and other representatives to cease, all discussions and negotiations with any person (other than the Purchaser) with respect to any merger, sale of securities, sale of substantial assets or similar transaction involving the Company or the Seller's indirect interest in the Common Operation and advise each such person of the cessation of such discussions and negotiations; and

               (ii) request that each person who has received any confidential information from the Seller or the Company in contemplation of any such transaction (other than the Purchaser and one other person with whom the Seller has agreed that its general counsel may keep one copy of all due diligence documents received by such person) return or destroy such information.

          4.12 Notice. Each party shall promptly, upon becoming aware of the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to the other party's obligation to consummate the purchase and sale of the Shares not to be fulfilled, notify such other party thereof, and furnish such other party any information it may reasonably request with respect thereto.

          4.13 Gold Loan and Credit Facility. Prior to the Closing, the Seller will pay or otherwise discharge or cause to be discharged, paid or released all obligations of the Company under the Gold Overdraft Agreement and the Credit and Guaranty Agreement, each dated as of January 22, 1988, as amended, among the Seller, the Company and Morgan Guaranty Trust Company of New York.

          4.14 Section 16(b).  Prior to the Closing, the
Purchaser shall take all actions necessary to approve the direct or indirect acquisition by the Seller or any affiliated person from the Purchaser of the Common Stock Consideration (the

"ACQUISITION") for purposes of securing exemption of the Acquisition from Section 16(b) of the Securities Exchange Act of 1934, as amended, under Rule 16b-3(d)(1), including, without limitation, causing the Purchaser's Board of Directors or a committee thereof comprised of two or more Non-Employee Directors (as such term is defined in Rule 16b-3(b)(3)) to approve the Acquisition. The resolutions or any other applicable document approving the Acquisition (a) shall be adopted by the Purchaser's Board of Directors or committee thereof only with the prior review and approval by the Seller of a preliminary draft of such resolutions or other document, and (b) shall include all information required to be included therein, and shall state that the approval is granted for the purpose of exempting the Acquisition under Rule 16b-3.

          4.15 Guarantees and Letter of Credit. The Purchaser acknowledges that the Company has (a) issued certain corporate guarantees as described on Schedule 4.15 (the "GUARANTEES"), and
(b) obtained a letter of credit and entered into a related reimbursement agreement with the issuer thereof as described on
Schedule 4.15 (together, the "LETTER OF CREDIT"), in each case, with respect to the Company's share of the required bond amount for the Common Operation's surface reclamation obligations at the Round Mountain Mine and the Manhattan Mine. The Purchaser shall cause the Company, or one of its affiliates, to maintain the Guarantees in full force and effect, from and after the Closing, or issue, in lieu of the Guarantees, a replacement guarantee or guarantees or other form of security acceptable to the U.S. Bureau of Land Management (the "BLM") and the State of Nevada Department of Conservation and Natural Resources, Division of Environmental Protection (the "NDEP"). The Purchaser shall further cause the Company to (i) (x) have the Letter of Credit amended for purposes of omitting all references therein to the Seller and its affiliates (other than the Company) and
(y) furnish such security for the benefit of the issuer of the Letter of Credit, and enter into such agreements and take such other actions as the issuer of the Letter of Credit may require in connection with the continuation of the Letter of Credit following the Closing, or (ii) obtain, in lieu of the Letter of Credit, a replacement letter of credit or other form of security acceptable to, and prior to the Closing, approved by, the BLM and the NDEP.

          4.16 Post-Closing Cooperation. The Seller and the Purchaser will cooperate with each other, and shall cause their affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company from the Seller to the Purchaser and to minimize any disruption to the Company that might result from the transactions contemplated hereby.

          4.17 Records. On the Closing Date, the Seller will deliver or cause to be delivered to the Purchaser all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "RECORDS"), if any, in the possession of the Seller relating to the business and operations of the Company, subject to the following exceptions (the "EXCEPTED RECORDS"; such Records other than the Excepted Records, the "TRANSFERRED RECORDS"):

          (i) the Purchaser recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to subsidiaries, divisions or businesses of the Seller other than the Company, and that the Seller may retain such Records and shall provide copies of the relevant portions thereof to Purchaser;

          (ii) the Seller may retain all Records prepared in connection with the sale of the Shares, including, without limitation, bids received from other parties, analyses relating to the Company and a copy of all confidentiality agreements entered into by the Seller with bidders;

          (iii) the Seller may retain all Records relating to the Common Operation provided by the Operator to all Participants in the Common Operation;

          (iv) the Seller may retain all Records relating to consolidated financial information of the Seller and its subsidiaries, including, without limitation, the Company;

          (v) the Seller may retain all Records relating to any federal income taxes of the Company and any Tax affiliated group which includes the Seller or any of its affiliates;
     and

          (vi) the Seller may retain all other Records which the Purchaser has agreed may be retained by the Seller.

          4.18 Confidentiality Agreements. At the Closing, the Seller will assign to the Purchaser all of the rights of the Seller under all confidentiality agreements entered into by the Seller, the Company or any person acting on their behalf in connection with the sale of the Shares.

          4.19 Insurance Claims. For a period of three years following the Closing Date, the Purchaser will promptly notify the Seller in writing of any insurance claims based on events occurring prior to the Closing to be made on behalf of the Company that the Purchaser reasonably believes come within coverage provided by the insurance policies maintained on the date hereof by the Seller or any affiliate or subsidiary of the Seller with respect to the Company and its respective assets and properties. After receiving any such notice, the Seller shall use commercially reasonable efforts to cooperate with the Purchaser in recovering, on behalf of the Purchaser and the Company, the insurance proceeds due under such policies with respect to any such claims, and shall pay to the Purchaser the amount of any such proceeds less the costs and expenses incurred by the Seller in making any such recovery.

          5.     Conditions Precedent.

          5.1 General. The respective obligations set forth herein of the Seller and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 5.2 and 5.3, and in the case of the Purchaser, of the conditions set forth in Sections 5.2 and 5.4.

          5.2    Conditions to Obligations of Both Parties.

          5.2.1  HSR Act.  The waiting period under the HSR
Act shall have been terminated or expired.

          5.2.2 Consents. All governmental consents and all third party consents listed on Schedule 5.2.2 shall have been obtained.

          5.2.3 No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

          5.3    Conditions to Obligations of the Seller.

          5.3.1  Representations and Warranties of the
Purchaser. The representations and warranties in Section 3 shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions, in the case of any representation or warranty in
Section 3 not qualified by materiality or Material Adverse Effect, as are not in the aggregate material. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

          5.3.2 Officer's Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing
Date and signed by an authorized senior officer of the Purchaser, as to the fulfillment of the conditions set forth in
Section 5.3.1.

          5.3.3 Opinion of Counsel. The Seller shall have received from Cravath, Swaine & Moore, counsel for the Purchaser, an opinion in substantially the form of Exhibit B hereto.

          5.3.4 Shareholder Agreement. The Shareholder Agreement, dated as of January 1, 1989, among the Purchaser, the Seller and Hadley Case, as amended by Amendment, dated as of March 27, 1992, shall be terminated and the Seller and Hadley Case shall have been released from all obligations thereunder.

          5.4    Conditions to Obligations of the Purchaser.

          5.4.1  Representations and Warranties of the Seller.
(a) The representations and warranties in Section 2 shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions, in the case of any representation or warranty in
Section 2 not qualified by materiality or Material Adverse Effect, as are not in the aggregate material.

          (b) The Seller shall have (i) duly performed and complied with all its obligations under Section 1.5 and (ii) duly performed and complied in all material respects with all other agreements contained herein required to be performed or complied with by it at or before the Closing.

          5.4.2 Officer's Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by an authorized senior officer of the Seller, as to the fulfillment of the conditions set forth in Section 5.4.1.

          5.4.3 Opinion of Counsel. The Purchaser shall have received from Debevoise & Plimpton, counsel for the Seller, an opinion in substantially the form of Exhibit C hereto.

          5.4.4 Resignations. The directors and officers of the Company shall have submitted their resignations from their positions and from the Board of Directors of the Company, effective as of the Closing.

          5.4.5 Material Adverse Change. Since the date of the Agreement, there shall have been no material adverse change in the business or financial condition of the Company or the Common Operation, other than those arising out of changes in the financial condition of the Participants in the Common Operation other than the Company and those relating to or as may be a result of (i) the transactions contemplated by this Agreement or
(ii) general economic, financial, industry or market conditions or conditions affecting the gold mining industry in general (as opposed to the Company or the Common Operation in particular).

          5.4.6 FIRPTA Certificate. The Seller shall have delivered on the Closing Date to the Purchaser a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Seller is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

          5.4.7 Section 1.5. The Seller shall have delivered to the Purchaser such instruments of transfer, termination, release or assumption as it may reasonably request to evidence compliance by the Seller with Section 1.5.

          5.4.8 Right of First Refusal. None of the Seller, the Company and the Purchaser shall have received evidence that the Operator has rescinded or withdrawn its acknowledgment that it has no rights under Section 6.02(b) of the Operating Agreement in respect of the sale of all of the stock of the Company.

          6.     Indemnification.

          6.1    Survival of Representations and Warranties.
(a) Except for the representations and warranties in Section 2.12, which shall not survive the Closing, the representations and warranties made by the Seller and the Purchaser pursuant to this Agreement or any certificate to be delivered in connection with the Closing hereunder shall survive the Closing and

          (i) in the case of Sections 2.4, 2.7, 2.16 and 3.2(c), shall not expire;

          (ii)  in the case of Sections 2.1, 2.2, 2.3, 2.17,
     2.20, 3.1, 3.2, 3.3, 3.5 and 3.6, shall expire six years
     after the Closing Date; and

          (iii) in all other cases, shall expire 18 months after the Closing Date.

For clarity, it is understood that the obligations set forth in
Section 4.4 shall survive the Closing and shall not expire.

          (b) Any claim for indemnification under this Section 6 with respect to such representations and warranties must be brought in accordance with Section 6.2.3 prior to the expiration of the applicable representation and warranty pursuant to Section 6.1(a).

          6.2    Indemnification.

          6.2.1 By the Seller. From and after the Closing, the Seller agrees to indemnify and hold harmless the Purchaser, its affiliates (including the Company) and each of their respective directors, officers and stockholders (collectively, the "PURCHASER INDEMNITEES") from and against any loss, liability, damage or cost, including reasonable attorneys' fees and other costs and expenses, but exclusive of any punitive, exemplary, consequential or similar damages, except as otherwise provided in Section 7.16 hereof (collectively, "DAMAGES"), incurred or sustained by such Purchaser Indemnitee arising from or relating to:

          (i) the breach by the Seller of any covenant set forth in this Agreement;

          (iiA subject to Section 6.1, any breach by the Seller of any representation or warranty of the Seller set forth in this Agreement or made in any certificate delivered pursuant hereto in connection with the Closing; and

          (iii) the Excluded Assets or the Excluded Liabilities;

provided that there shall not be any duplicative payments or indemnities by the Seller and provided, further, that Section 4.4 shall be the exclusive remedy of the Purchaser with respect to the matters covered therein.

          The rights of the Purchaser to indemnification under
Section 6.2.1(i) and (ii) above and the rights of the Seller to indemnification under Section 6.2.2(i) and (ii) below shall be limited as follows:

          (a) The Purchaser shall not be entitled to receive
     Damages in respect of any claim to the extent the Purchaser shall have been compensated therefor in connection with the purchase price adjustment pursuant to Section 1.3.

          (b) The amount of any Damages incurred by the Purchaser Indemnitees shall be reduced by the net amount the Purchaser Indemnitees recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser, on behalf of the Purchaser Indemnitees, shall use reasonable efforts to effect any such recovery.

          (c) Neither the Seller nor the Purchaser shall be entitled to indemnification under this Section 6 with respect to a breach of a representation and warranty or a covenant (other than any covenants contained in Sections 1.4 and 1.5) to be performed on or prior to the Closing unless and until the aggregate amount of all Damages (reduced as provided in paragraphs (a) and (b) above) in respect of such claims exceeds $150,000, in which event the Seller or the Purchaser, as the case may be, shall only be liable for the amount of such excess, and in no event will the Purchaser or the Seller, as the case may be, be entitled to indemnifica tion in excess of the amount of the Purchase Price in the aggregate.

          6.2.2  By the Purchaser.  From and after the
Closing, the Purchaser agrees to indemnify and hold harmless the Seller, its affiliates and each of their respective directors, officers and stockholders (collectively, the "SELLER
INDEMNITEES") from and against any Damages incurred or sustained by such Seller Indemnitee arising from or relating to:

          (i) the breach by the Purchaser of any covenant set forth in this Agreement;

          (ii) subject to Section 6.1, the breach by the Purchaser of any representation or warranty set forth in this Agreement or made in any certificate delivered pursuant hereto in connection with the Closing; and

          (iii) any liability or obligation of the Seller or any of its affiliates (other than the Company) and their respective predecessors for any obligation or liability (including, without limitation, closure and reclamation obligations or liabilities under Environmental Laws) of whatever kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of the Company, provided that the foregoing shall not apply to the Seller in respect of any liability or obligation arising from or relating to the Excluded Assets and the Excluded Liabilities and any other items that the Seller has expressly agreed to pay or perform or any Damages to the extent the Purchaser is entitled to indemnification therefor pursuant to Section 6.2.1, provided, further, that there shall not be any duplicative payments or indemnities by the Purchaser.

          6.2.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "INDEMNITEE." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "INDEMNITOR."

          (i) Third Party Claims. Within 20 business days after an Indemnitee receives notice of any third party claim or the commencement of any action by any third party, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Section 6, notify such Indemnitor in writing specifically referring to this Section 6.2.3(i) and in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under
     Section 6.2.1 or 6.2.2 except to the extent that the Indemnitor demonstrates that it has been materially prejudiced by such failure. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 6 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action within 45 days of the Indemnitee's delivery of notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel
     (not reasonably objected to by the Indemnitor), at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the third party claim as provided above). Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this
     Section 6.2.3., the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

          (ii) Other Claims. In the event an Indemnitee sustains any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, which notice of claim shall specifically refer to this Section 6.2.3(ii) and shall specify with reasonable detail the basis on which indemnification is being asserted and the amount of such Damages. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section
     6.2.1 or 6.2.2 except to the extent that the Indemnitor demonstrates that it has been materially prejudiced by such failure.

          6.2.4 Tax Treatment of Indemnity Payment. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to Section 6.2 as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by law.

          6.2.5  Exclusivity of Indemnification Provision.
The indemnity provided for in this Section 6 and in Section 4.4 with respect to the matters covered therein shall be the sole and exclusive monetary remedy of the Purchaser and the Seller after the Closing for any inaccuracy of any representation or warranty of the other party or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the other party (other than claims of, or causes of action arising from, fraud or for the right to obtain specific performance of covenants required to be fulfilled after the Closing). In furtherance of the foregoing, the parties hereto hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or for the right to obtain non-monetary remedies) it may have against the other party or its affiliates relating to the subject matter of this Agreement arising under or based upon any Federal, state or local law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Agreement).

          7.     General Provisions.

          7.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

          7.2 Entire Agreement. This Agreement, including the schedules hereto and the Seller's Disclosure Letter (which are hereby incorporated by reference and made a part hereof) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

          7.3 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 2 and 3 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's affiliates, representatives or agents, including, without limitation, any such statement, representation or warranty contained in any offering or descriptive memorandum or any information, document or material made available to the Purchaser or the Seller in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated hereby, except for the representations and warranties set forth in such Sections 2 and 3. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS OF THE COMPANY OR OF THE PURCHASER AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE PURCHASER TAKES THE ASSETS OF THE BUSINESS "AS IS" AND "WHERE IS" AND THAT THE SELLER TAKES THE

COMMON STOCK CONSIDERATION WITHOUT ADDITIONAL REPRESENTATIONS AND WARRANTIES. The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Seller and the Purchaser each acknowledges that it or its affiliate is a participant in the Common Operation and that it is a sophisticated investor, and the Purchaser acknowledges that it has undertaken a full investigation of the business of the Company, and that it has only a contractual relationship with the Seller, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Seller.

          7.4 Termination. (a) This Agreement may be terminated: (i) at any time prior to the Closing Date by mutual consent of the Purchaser and the Seller, or (ii) by the Purchaser or the Seller, if the Closing shall not have taken place on or before September 30, 2000 or such later date as the parties may have agreed to in writing, or (iii) by either the Purchaser or the Seller by written notice to the other party if any event, fact or condition shall occur or exist that otherwise shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, and such event, fact or condition shall not have been cured or waived by the non-terminating party within 30 days, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing, provided that with respect to any termination pursuant to the foregoing clauses (ii) and (iii), the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination.

          (b) In the event of termination by the Seller or the Purchaser pursuant to this Section 7.4, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party (the date of such termination, the "TERMINATION DATE"). If the transactions contemplated by this Agreement are terminated as provided herein: (i) the Purchaser shall return to the Seller all documents and other materials received from the Seller, its affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, (ii) all confidential information received by the Purchaser with respect to the Seller and its affiliates shall be treated in accordance with Section 4.3, which, with respect to the obligations of the Purchaser, shall remain in full force and effect notwithstanding the termination of this Agreement and
(iii) the Seller or the Purchaser shall make the payment provided for in Section 1.4(d).

          (c) If this Agreement is terminated as provided in this Section 7.4, this Agreement shall become null and void and of no further force or effect, except for Section 4.7 relating to publicity and Section 7.5 relating to certain expenses. Nothing in this Section 7.4 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

          7.5 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses (including, without limitation, fees incident to any filing pursuant to the HSR Act made by such party) incident to the preparation and performance of this Agreement.

          7.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

          7.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request of the Seller, permit the Seller and its representatives, at the Seller's expense, full access at all reasonable times to the books, records and personnel of the Company, and the Purchaser shall execute (and shall cause the Company to execute), at the Seller's expense, such documents as the Seller may reasonably request to enable the Seller to file any required reports or tax returns relating to the Company, to defend any litigation involving the Seller or any affiliate or otherwise for a valid business purpose. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without the Seller's consent, which shall not be unreasonably withheld. Following the expiration of such seven-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days' prior written notice to the Seller, unless the Seller agrees to take possession of such books and records within 60 days at no expense to the Purchaser.

          7.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after delivery to the courier; (c) if sent by facsimile transmission, with a copy delivered on the same day in the manner provided in
(a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

          if to the Seller:

               Case, Pomeroy & Company, Inc.
               529 Fifth Avenue
               New York, New York  10017
               Fax Number:  (212) 867-4302
               Attention:  Adele R. Wailand, Esq.

          with a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Fax Number:  (212) 909-6836
               Attention: Deborah F. Stiles, Esq.

          if to the Purchaser:

               Homestake Mining Company
               1600 Riviera Avenue
               Suite 200
               Walnut Creek, California  94596
               Attention:  Wayne Kirk, Esq.

          with a copy to:

               Cravath, Swaine & Moore
               825 Eighth Avenue

               New York, New York  10019
               Attention:  Richard Hall, Esq.

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

          7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that any assignment by either party hereto shall require the prior written consent of the other party and any purported assignment without such consent shall be void and unenforceable. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Shares to a wholly owned subsidiary of Purchaser without the prior written consent of any other party; provided, however, that no assignment shall limit or affect the assignor's obligations hereunder.

          7.10 No Third Party Beneficiaries.  Nothing in this
Agreement, except for Article VI, shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

          7.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

          7.12 Interpretation. The section headings in this Agreement and titles given to schedules hereto and in the Seller's Disclosure Letter are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. The disclosure of any matter in the schedules hereto and in the Seller's Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be likely to be pertinent, but shall expressly not be deemed to constitute an admission by the Seller or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

          7.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

          7.14 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state.

          7.15 Consent to Jurisdiction, etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 7.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          7.16 Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT NEITHER PARTY HERETO WAIVES THE RIGHT TO RECOVER ANY SUCH DAMAGES BY WAY OF THE INDEMNIFICATION PROVISIONS SET FORTH HEREIN IF THE INDEMNIFIED PARTY IS REQUIRED TO PAY SUCH DAMAGES AS A RESULT OF A THIRD PARTY CLAIM.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTRO VERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                              CASE, POMEROY & COMPANY, INC.



                              By
                                  Name:  Robert H. Clark, Jr.
                                  Title: President and Chief
                                         Executive Officer



                              HOMESTAKE MINING COMPANY



                              By
                                  Name:
                                  Title:

                        Schedule 1.3

           "Adjusted Working Capital" Methodology

For purposes of this Agreement, working capital (the difference between current assets and current liabilities) as per the Smoky Valley Common Operation June 30, 2000 Balance Sheet (prepared in a manner consistent with the Smoky Valley Common Operation March 31, 2000 Balance Sheet attached to the Agreement as Exhibit A) shall be increased by the amounts accrued in such balance sheet in respect of the Ordrich Royalty (a/c 4292101) and the Nevada Net Proceeds Tax (a/c 4263001). (See Smoky Valley Common Operation Working Capital Summary at March 31, 2000 attached to this Schedule 1.3 for an example of the calculation of "ADJUSTED WORKING CAPITAL").

In addition, if any distributions from the Operator required to be distributed to the Company prior to July 1, 2000 are for any reason not distributed prior to such date, and such distributions are subsequently made to the Seller pursuant to Section 1.4, then such distributions shall be subtracted from working capital if otherwise included therein.

                       Schedule 4.15

              Guarantees and Letter of Credit

1. Reclamation Corporate Guarantee Contract, providing coverage in the amount of $7,819,264.50 with respect to the Company's annual bond maintenance requirements for the Round Mountain Mine, submitted by the Company to the State of Nevada Department of Conservation and Natural Resources, Division of Environmental Protection (the "NDEP") on August 25, 1999
     for acceptance thereby, and accepted   by the NDEP,
     effective August 30, 1999, by Decision dated May 9, 2000.

2. Reclamation Corporate Guarantee Contract, providing coverage in the amount of $303,937.50 with respect to the Company's annual bond maintenance requirements for the Manhattan Mine, submitted by the Company to the NDEP on August 25, 1999 for acceptance thereby, and accepted by the NDEP, effective August 30, 1999, by Decision dated May 9, 2000.

3. Irrevocable Letter of Credit, dated May 27, 1992, issued by Morgan Guaranty Trust Company of New York ("Morgan") for the account of the Company and in favor of the U.S. Bureau of Land Management, providing credit (with respect to the Company's annual bond maintenance requirements for the Round Mountain Mine and the Manhattan Mine) in the amount of $2,707,734, and currently expiring May 29, 2001, as amended by Letter Agreements, dated June 1, 1992, September 24, 1993, July 11, 1995, July 20, 1995, February 16, 1996, June
     18, 1996, March 13, 1997, August 3, 1998, April 7, 1999,
     April 27, 1999 and May 3, 2000, respectively.

4. Reimbursement Agreement, dated May 27, 1992, between Morgan and the Company, in connection with the Irrevocable Letter of Credit.

                       Schedule 5.2.2

                          Consents


                            None